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                                                             EXHIBIT 10.30

                      EMPLOYMENT AGREEMENT

     AGREEMENT (this "Agreement"), dated as of July 1, 1997, by and between BRUNSWICK CORPORATION ("Brunswick") and AUGUSTINE NIETO II (the "Executive").

                            RECITALS

     A. Brunswick desires to employ the Executive as President of the Brunswick Life Fitness Group and to enter into an employment agreement setting forth the terms of such relationship.

     B. The Executive is willing to be employed by Brunswick as President of the Brunswick Life Fitness Group on the terms set forth herein.

                           ARTICLE I
                          DEFINITIONS

     "AFFILIATE" -- any person or entity of any kind which effectively controls, is effectively controlled by or is under common control with Brunswick, including, without limitation, any and all Subsidiaries.

     "ASSET PURCHASE AGREEMENT" -- the Asset Purchase Agreement, dated as of June 3, 1997, between Life Fitness and Brunswick.

     "ASSUMED BENEFIT PLANS" -- all "business benefit plans" and "group benefit plans," as defined in Section 4.5 of the Asset Purchase Agreement, to the extent of any liabilities and obligations thereunder assumed by Brunswick pursuant to the Asset Purchase Agreement.

     "BOARD" -- the Board of Directors of Brunswick.

     "BONUS" -- with respect to a fiscal year, any and all bonuses paid or payable to, or earned by, the Executive, whether under the MBP or otherwise, but excluding payments under the LTIP.

     "BRUNSWICK BUSINESS" -- at any relevant time, the active exercise businesses then being conducted by Brunswick and its Subsidiaries.

     "CAUSE" -- the commission by the Executive of (a) a non-traffic offense indictable as a felony or (b) a willful and material breach of this Agreement which is not cured by the Executive within 15 days after receipt of notice from Brunswick.

     "CEO" -- the Chief Executive Officer of Brunswick.

     "CHANGE IN CONTROL" -- the occurrence of any of the following events:




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     (a)  any Person is or becomes a Beneficial Owner, directly or indirectly, of stock of Brunswick representing 30% or more of the total voting power of Brunswick's then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (d) below; or

     (b) if a tender offer is made for the stock of Brunswick (for which a filing has been made with the Securities and Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules), which tender offer has not been negotiated and approved by the Board, then the first to occur of

               (i) any time during the offer when the Person making the offer owns or has accepted for payment Brunswick stock representing 25% or more of the total voting power of Brunswick stock and securities, or

               (ii) three business days before the offer is to terminate, unless the offer is withdrawn first, if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock representing 50% or more of the total voting power of Brunswick's then outstanding stock and securities when the offer terminates; or

     (c) individuals who were the Board's nominees for election as Directors immediately prior to a meeting of the stockholders of Brunswick involving a contest for the election of Directors shall not constitute a majority of the Board following the election; or

     (d) there is consummated a merger or consolidation of Brunswick (or any direct or indirect subsidiary of Brunswick) with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Brunswick outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75% of the combined voting power of the stock and securities of Brunswick or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Brunswick (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of Brunswick representing more than 25% of the combined voting power of Brunswick's then outstanding stock and securities; or

     (e) the stockholders of Brunswick approve a plan of complete liquidation or dissolution of Brunswick or there is consummated an agreement for the sale or disposition by Brunswick of all or substantially all of Brunswick's assets, other than a sale or disposition by Brunswick of all or substantially all of Brunswick's assets to an entity at least 75% of the combined voting power of the stock and securities which is owned by


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     Persons in substantially the same proportions as their ownership of
     Brunswick voting stock immediately prior to such sale.

     "Person" shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the "Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by Brunswick, (2) Brunswick or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of Brunswick in substantially the same proportions as their ownership of Brunswick.
"Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

     "CLOSING DATE" -- the date indicated in, or determined pursuant to,
Section 3 of the Asset Purchase Agreement.

     "CODE" -- the Internal Revenue Code of 1986, as amended, and any successor thereto.

     "COMMENCEMENT DATE" -- as defined in Section 2.2.

     "CONFIDENTIAL INFORMATION" -- all information respecting the Brunswick Business, including, without limitation, the terms and provisions of this Agreement, clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware, computer software programs, marketing plans, financial information, methodologies, practices, processes, approaches, projections, forecasts, formats, systems, data gathering methods or strategies and know-how; provided, however, that Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive's breach of Section 6.1) or that is lawfully disclosed to the Executive by a third party (other than as a consequence of the Executive's performance of his duties and responsibilities hereunder).

     "DATE OF TERMINATION" -- the date on which the Executive's employment hereunder is terminated in accordance with this Agreement.

     "DIRECTOR(S)" -- a member (or members) of the Board.

     "DISABILITY" -- the Executive's inability to render the services required hereunder by reason of a physical or mental disability reasonably expected to last for more than six months after the date such disability is first diagnosed, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Executive and Brunswick, and at the end of such six-month period there is no reasonable probability that the Executive can properly resume his duties and discharge his responsibilities hereunder.

     "EMPLOYMENT TERM" -- as defined in Section 2.2.

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     "EXCISE TAX" -- the aggregate amount of taxes, interest and penalties imposed under Section 4999 of the Code (or any successor provision) and/or similar provisions of state or local law with respect to payments owing to the Executive hereunder, including payments under a Specified Plan, by reason of any such payment or payments being considered "contingent on a change in ownership or control" of Brunswick within the meaning of Section 280G of the Code (or any successor provision) or any similar provision of state or local law.

     "FISCAL YEAR" -- the fiscal year now being used by Brunswick, which is the calendar year.

     "GENERAL APPLICATION PLANS" -- the plans and programs listed in Exhibit A.

     "GOOD REASON" -- shall be deemed to exist if, without the Executive's prior written consent, any of the following events occur and is not cured by Brunswick within 15 days after receipt of notice from the Executive (except that Executive will not be required to give notice and Brunswick will have no opportunity to cure with respect to events described in clause (d) or (h) below): (a) the Executive's rate of Base Salary is reduced; (b) the Executive's benefits (or amounts payable to the Executive) under a Specified Plan are reduced or the terms of a Specified Plan are changed in a manner that is material and adverse to the Executive; (c) the Executive's benefits under the General Application Plans are in the aggregate materially reduced (unless such reduction is part of a plan or program implementing a general reduction in such benefits for all of Brunswick's senior executives or unless reasonably comparable benefits are substituted); (d) there is a sale by Brunswick of all or substantially all the assets of the LF Group, or there is a sale of all or substantially all the assets of Brunswick to a purchaser who does not assume Brunswick's obligations under this Agreement; (e) the Executive is assigned to a principal employment location that increases his commuting distance, as of the date of this Agreement, by more than 25 miles; (f) there is a material reduction or other material adverse change in the nature or scope of the Executive's duties, responsibilities or authority as set forth in Section 3.1 or a failure to maintain the Executive in the position of being the officer in charge of the LF Group; (g) Brunswick or any successor thereto is in breach of a material term of this Agreement; or (h) there is a Change in Control of Brunswick, and the Executive elects in his discretion to terminate his employment hereunder during the one-year period commencing 90 days after the occurrence of such Change in Control.

     "LF GROUP' -- a newly formed division of Brunswick, to be known as the Brunswick Life Fitness Group, which will conduct the Life Fitness business and operations of the Predecessor Employer, together with any assets, businesses or operations acquired by or added to such division after the Closing Date.

     "LTIP" -- the Long Term Incentive Plan dated as of July 1, 1997, as adopted by Brunswick (together with any agreements entered into thereunder by Brunswick and the Executive), pursuant to which the Executive (and certain other key employees of the LF Group) will receive deferred bonuses based on the performance of the LF Group during the period beginning on the Closing Date and ending on December 31, 2002. A copy of the LTIP is attached as Exhibit B.

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     "MBP" -- the Management Bonus Plan dated as of July 1, 1997, as adopted by
Brunswick (together with any agreements entered into thereunder by Brunswick and the Executive), pursuant to which the Executive (and certain other key employees of the LF Group) will receive a bonus, based on specified criteria, for the remainder of fiscal year 1997 and each fiscal year thereafter through 2002. A copy of the Management Bonus Plan is attached as Exhibit C.

     "PREDECESSOR EMPLOYER" -- Life Fitness, a New York general partnership, and The Life Fitness Companies L.P., a Delaware limited partnership and the principal general partner of Life Fitness, and the subsidiaries of Life Fitness, including Life Fitness Asia Pacific Limited, a Hong Kong corporation, Life Fitness Atlantic B.V., a Dutch corporation, Life Fitness China Limited, a Hong Kong corporation, Life Fitness Europe GmbH, a German corporation, Life Fitness Holdings B.V.B.A., a Belgian corporation, Life Fitness Italia S.r.l., an Italian corporation, and Life Fitness (UK) Limited, an English corporation.

     "PRO RATA BONUS" -- the bonus earned by the Executive under the MBP for the period from the Commencement Date through December 31, 1997.

     "ROP" -- the Roll-Over Plan dated as of July 1, 1997, as adopted by Brunswick (together with any agreements entered into thereunder by Brunswick and the Executive), pursuant to which the Executive (and certain other key employees of the LF Group) will be deemed to own an equity interest in the LF Group which reflects the net value, as of the Closing Date, of their options to acquire equity interests in the Predecessor Employer. A copy of the ROP is attached as Exhibit D.

     "SOA" -- (a) a Stock Option Agreement dated as of July 1, 1997 between Brunswick and the Executive, providing, among other things, for the grant to the Executive, pursuant to the SOP, of options to purchase 134,000 shares of Brunswick common stock, and (b) all similar agreements entered into by Brunswick and the Executive after the date hereof. A copy of the SOA is attached as Exhibit E.

     "SOP" -- the 1991 Stock Plan of Brunswick. A copy of the SOP is attached as Exhibit F.

     "SPECIFIED PLANS" -- the MBP, the ROP, the LTIP and the SOP.

     "SUBSIDIARY" -- any corporation (other than Brunswick) in which Brunswick has a direct or indirect legal or beneficial ownership interest, but only if Brunswick owns or controls, directly or indirectly, stock possessing at least 20% of the total combined voting power of all classes of stock in such corporation.


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                                  ARTICLE II
                                  EMPLOYMENT

     2.1 GENERAL. Subject to the terms of this Agreement, Brunswick agrees to employ the Executive as the President of the LF Group, and the Executive hereby accepts such employment.

     2.2 TERM. The term of employment under this Agreement shall commence as of the Closing Date (the "Commencement Date") and, unless earlier terminated by Brunswick or the Executive pursuant to Article V, shall continue until December 31, 2002 (the "Employment Term"). Notwithstanding the foregoing, in the absence of a prior termination pursuant to Article V, this Agreement and the Employment Term shall be automatically extended for additional one-year periods, unless and until either party hereto notifies the other party in writing, at least 90 days prior to the end of the then current Employment Term, of such party's desire not to extend this Agreement.

                          ARTICLE III
             POSITIONS, RESPONSIBILITIES AND DUTIES

     3.1 POSITIONS AND DUTIES. During the Employment Term, the Executive shall be employed and shall serve as the President of the LF Group with such duties, responsibilities and authority as are commensurate with being the officer in charge of the LF Group as determined from time to time by the Board. The Executive shall serve under the direction and supervision of the Board and the CEO and shall report to the CEO. Notwithstanding the foregoing, the Executive shall not be required to perform any duties or responsibilities which would result in a noncompliance with, or violation of, any applicable law.

     3.2 ATTENTION TO DUTIES AND RESPONSIBILITIES. During the Employment Term, the Executive shall, except as provided in the following sentence, devote his full business time to the business and affairs of the LF Group, and shall use his best efforts to perform his duties and responsibilities hereunder. The Executive shall be allowed, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder, to
(a) manage his personal affairs, (b) serve on boards or committees of civic or charitable organizations or trade associations and (c) serve on the board of directors (or comparable body) of any corporation (or other business entity), provided, however, that the Executive shall give the Board advance written notice of any such corporate directorship subject to this clause (c) and, if requested by the Board, the Executive shall demonstrate, to the Board's reasonable satisfaction, that such directorship does not detract from his performance of his duties and responsibilities under this Agreement.

                           ARTICLE IV
                COMPENSATION AND OTHER BENEFITS

     4.1 BASE SALARY. During the Employment Term, the Executive shall receive a base salary of $365,000 per annum ("Base Salary"), payable in accordance with Brunswick's normal


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payroll practices.  Such Base Salary shall be subject to periodic review and possible increase (but not decrease) in accordance with Brunswick's normal compensation review procedures for senior executives as in effect on the Commencement Date. It is understood that the first such compensation review shall occur no later than December 31, 1998.

     4.2 PLANS. The Executive shall participate in, and shall be entitled to receive all benefits as provided in, the Specified Plans. In addition, the Executive shall be entitled to participate in, and shall be entitled to receive all benefits as provided in, those General Application Plans described in Exhibit A and/or in which the Executive becomes eligible to participate after the date hereof.

     4.3 VACATION; OTHER. During the Employment Term, (a) the Executive shall be entitled to paid vacation and sick leave in accordance with Brunswick's policies, as from time to time in effect, provided, however, that Executive shall be entitled to paid vacation of at least 4 weeks per year, and provided further that Brunswick shall assume the obligations of the Predecessor Employer to the Executive for vacation accrued as of the Closing Date; (b) Brunswick shall reimburse the Executive for expenditures incurred by him in connection with his performance of his duties and responsibilities hereunder, in accordance with Brunswick's reimbursement policy, as from time to time in effect; and (c) the Executive shall receive an automobile allowance of $10,000 per year until December 31, 1998, but not thereafter.

                           ARTICLE V
                          TERMINATION

     5.1 TERMINATION DUE TO DEATH OR DISABILITY. During the Employment Term, Brunswick or the Executive may terminate the Executive's employment hereunder due to Disability upon at least 30 days' prior written notice to the other party. In the event of the Executive's death or a termination of the Executive's employment pursuant to the preceding sentence, the Employment Term shall thereupon end and the Executive, his estate or other legal representative, as the case may be, shall be entitled to:

          (a) Base Salary and Bonus continuation for a 12-month period commencing on the Date of Termination, payable, in the case of Base Salary, at the rate in effect on the Date of Termination, and in the case of Bonus, in an amount equal to (i) the Bonus paid or payable to, or earned by, the Executive for the prior Fiscal Year or (ii) if the Date of Termination occurs on or before December 31, 1998, the sum of $150,000 plus the Pro Rata Bonus;

          (b) any Base Salary accrued to the Date of Termination and any prior Fiscal Year Bonus earned, but not yet paid, as of the Date of Termination as well as a pro rata share of any bonus earned under the MBP for the year of termination to be paid after the performance level is determined;


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          (c)  reimbursement (under Section 4.3(b)) for all expenses incurred, but not yet paid, as of the Date of Termination;

          (d) (i) continuation of welfare benefits of the Executive and his eligible dependents (as described in Exhibit A or in applicable plan documents) at the level in effect on the Date of Termination for the one-year period commencing on the Date of Termination (or, if such continuation is not permitted by applicable law or the Board so determines in its discretion, Brunswick shall provide the economic equivalent in lieu thereof), and (ii) all other compensation and benefits payable as provided in Assumed Benefit Plans and applicable General Application Plans except for any severance plans or arrangements; and

          (e) payment of the value of the Executive's interest under the ROP, determined as of the Date of Termination.

     In addition to the foregoing, and notwithstanding anything to the contrary in the LTIP and the SOA: (x) the Executive's rights with respect to awards made to the Executive, prior to the Date of Termination, under the LTIP shall continue in full force and effect, and the Executive shall be entitled to receive payment of such awards as provided in the LTIP (but without regard to any applicable service requirements); and (y) the Executive's rights with respect to options granted to the Executive, prior to the Date of Termination, under the SOP and SOA, shall continue in full force and effect and shall be exercisable (without regard to any applicable service requirements) until December 31 of the year following the Fiscal Year in which the Date of Termination occurs, but only to the extent such options have vested as of the end of the Fiscal Year in which the Date of Termination occurs.

     5.2 TERMINATION BY EXECUTIVE FOR GOOD REASON OR BY BRUNSWICK AT THE END OF THE EMPLOYMENT TERM OR WITHOUT CAUSE. During the Employment Term, Brunswick may terminate the Executive's employment hereunder without Cause, upon at least 30 days' prior written notice to the Executive, or the Executive may, subject to Section 5.6, terminate his employment hereunder for Good Reason, upon at least 30 days' prior written notice to Brunswick. If the Executive's employment is terminated pursuant to the preceding sentence, or if Brunswick terminates the Executive's employment at the end of the then current Employment Term, then in any such event, the Employment Term shall thereupon end and the Executive shall be entitled to:

          (a) Base Salary and Bonus continuation for a 24-month period commencing on the Date of Termination, payable, in the case of Base Salary, at the rate in effect on the Date of Termination, and in the case of Bonus, in an amount equal to (i) the Bonus paid or payable to, or earned by, the Executive for the prior Fiscal Year or (ii) if the Date of Termination occurs on or before December 31, 1998, the sum of $150,000 plus the Pro Rata Bonus;

          (b) any Base Salary accrued and any prior Fiscal Year Bonus earned, but not yet paid, as of the Date of Termination as well as a pro rata share of any bonus earned


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     under the MBP for the year of termination to be paid after the performance level is determined;

          (c) reimbursement (under Section 4.3(b)) for all expenses incurred, but not yet paid, as of the Date of Termination;

          (d) (i) continuation of the welfare benefits of the Executive and his eligible dependents (as described in Exhibit A or in applicable plan documents) at the level in effect on the Date of Termination for the 24-month period commencing on the Date of Termination (or, if such continuation is not permitted by applicable law or if the Board so determines in its discretion, Brunswick shall provide the economic equivalent in lieu thereof), and (ii) all other compensation and benefits payable as provided in Assumed Benefit Plans and applicable General Application Plans except for any severance plans or arrangements; and

          (e) payment of the value of the Executive's interest under the ROP, determined as of the Date of Termination.

     In addition to the foregoing, and notwithstanding anything to the contrary in the LTIP and the SOA: (x) the Executive's rights with respect to awards made to the Executive, prior to the Date of Termination, under the LTIP shall continue in full force and effect, and the Executive shall be entitled to receive payment of such awards as provided in the LTIP (but without regard to any applicable service requirements); and (y) the Executive's rights with respect to options granted to the Executive, prior to the Date of Termination, under the SOP and SOA, shall continue in full force and effect and shall be exercisable (without regard to any applicable service requirements) through the end of the continuation period set forth in clause (a) above, but only to the extent such options have vested as of the end of the Fiscal Year in which the Date of Termination occurs.

     5.3 TERMINATION BY BRUNSWICK FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. During the Employment Term, Brunswick may, subject to Section 5.6, terminate the Executive's employment hereunder for Cause upon at least 30 days' prior written notice to the Executive, or the Executive may terminate this Agreement without Good Reason upon at least 30 days' prior written notice to Brunswick. If the Executive's employment is terminated pursuant to the preceding sentence, the Employment Term shall thereupon end and the Executive shall be entitled to:

          (a)  Base Salary up to and including the Date of Termination;

          (b) any prior Fiscal Year Bonus earned, but not yet paid, as of the Date of Termination;

          (c) reimbursement (under Section 4.3(b)) for all expenses incurred, but not yet paid, as of the Date of Termination;

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          (d)  all other compensation and benefits payable as provided in
     Assumed Benefit Plans and applicable General Application Plans except for any severance plans or arrangements;

          (e) payment of the value of the Executive's interest under the ROP, determined as of the Date of Termination.

     In addition to the foregoing, and notwithstanding anything to the contrary in the LTIP and the SOA: (x) the Executive's rights with respect to awards made to the Executive in Fiscal Years prior to the Fiscal Year in which the Date of Termination occurs, under the LTIP shall continue in full force and effect, and the Executive shall be entitled to receive payment of such awards as provided in the LTIP; and (y) the Executive's rights with respect to options granted to the Executive, prior to the Date of Termination, under the SOP and SOA, shall continue in full force and effect and shall be exercisable for 30 days following the Date of Termination, but only to the extent such options have vested as of the end of the Fiscal Year immediately preceding the Fiscal Year in which the Date of Termination occurs.

     5.4 GROSS-UP PAYMENTS. Following a change in control of Brunswick, if any payment or payments owing to, or any exercise of options under the SOP or SOA by, the Executive under the other Sections of this Agreement, including pursuant to a Specified Plan (but excluding payments made under the ROP), give rise to an Excise Tax (the "Base Excise Tax"), Brunswick shall indemnify and hold harmless the Executive against such Base Excise Tax by making an additional payment or payments (collectively, a "Gross-Up Payment") to the Executive. The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including Excise Tax and any interest and penalties on such taxes) imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Base Excise Tax. Brunswick shall also indemnify and hold harmless the Executive, on an after-tax basis, against any costs incurred by him at Brunswick's direction in contesting the imposition of Excise Tax, and Brunswick shall be entitled, at its election and expense, to assume control of any such contest. The Executive shall pay to Brunswick, the after-tax amount of any refund of Excise Tax (including any interest received with such refund) with respect to which the Executive previously received a Gross-Up Payment from Brunswick.

     5.5 NO MITIGATION OR OFFSET. In the event of any termination of employment under this Article V, the Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due the Executive under this Agreement on account of the remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Article V are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

     5.6 NOTICE OF TERMINATION. All notices of termination required under this Article V in connection with a termination of the Executive's employment shall be given to the appropriate party in accordance with Section 7.6. In the case of a termination by Brunswick for Cause, Brunswick shall give such notice within 60 days after a Director (excluding, if applicable, the

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Executive) has actual knowledge of the events giving rise to such purported
Cause; and in the case of a termination by the Executive for Good Reason, the Executive shall give such notice within 60 days of the Executive's having actual knowledge of the events giving rise to such purported Good Reason (or in the event of a Change in Control of Brunswick, during the time period indicated in clause (h) of the definition of Good Reason). A notice of termination shall (a) identify the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so identified, and (c) indicate the Date of Termination.

     5.7 PAYMENT. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled to under this Article V, including, without limitation, any economic equivalent of any benefit, shall be made, to the extent practicable, within five business days following the Date of Termination.

     5.8 STATEMENTS BY THE EXECUTIVE OR BRUNSWICK. The Executive agrees that he will not make any disparaging statements about Brunswick or the directors, officers or employees of Brunswick; provided that this Section 5.8 shall not apply to truthful testimony as a witness, compliance with other legal obligations, or truthful assertion of or defense against any claim of breach of this Agreement, or to the Executive's truthful statements or disclosures to officers or directors of Brunswick, and shall not require the Executive to make false statements or disclosures. Brunswick agrees that neither the directors nor the officers of Brunswick nor any spokesperson for Brunswick shall make any disparaging statements about the Executive; provided that this Section 5.8 shall not apply to truthful testimony as a witness, compliance with other legal obligations, truthful assertion of or defense against any claim of breach of this Agreement, or truthful statements or disclosures to the Executive, and shall not require false statements or disclosures to be made.

                                  ARTICLE VI
          CONFIDENTIAL INFORMATION AND NONCOMPETITION

     6.1 CONFIDENTIAL INFORMATION. During the Employment Term and at any time thereafter, the Executive, without the prior written consent of the Board, shall not personally (and shall not personally cause others to) use any Confidential Information, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or other entity (other than when required to do so in good faith to perform the Executive's duties and responsibilities hereunder or when required to do so by a lawful order of a court of competent jurisdiction). The Executive shall proffer to the CEO no later than the Date of Termination, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, records, data, customer lists, marketing plans and strategies, and any other documents (including diaries and notes) to the extent consisting of or containing any Confidential Information that are in the Executive's possession or subject to his control at such time. In addition, during the Employment Term and for two years following the Date of Termination, the Executive shall immediately notify the Board if he


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becomes aware of any unauthorized use or disclosure of any Confidential
Information by any third party, shall cooperate fully in any attempts by Brunswick or any Affiliate to obtain any relief or remedy in respect of such unauthorized use or disclosure and shall use his best efforts to safeguard any Confidential Information in the Executive's possession or under his control.

     6.2 NONCOMPETITION. As an inducement to Brunswick to enter into the Asset Purchase Agreement and in consideration for Brunswick's undertakings hereunder, including, without limitation, the payment of benefits described in
Article V, the Executive agrees that during the Employment Term and for two years following the Date of Termination for any reason, the Executive shall not, without the prior written consent of the Board, directly or indirectly, within the United States of America, engage in any capacity in any business or activity that competes to a material extent with the Brunswick Business. Executive shall not be deemed to be in violation of this Agreement (i) with respect to any investment in any entity made with the prior approval of the CEO or (ii) merely by reason of being the owner of up to 1% of the outstanding stock (or other form of equity interest) in any publicly traded corporation (or other entity), provided the Executive does not have the power to control or direct the management or affairs of such corporation or other entity or is not otherwise associated with it.

     6.3 NONSOLICITATION. In consideration for Brunswick's undertakings hereunder, including, without limitation, the payment of benefits described in
Article V, the Executive agrees that during the Employment Term and for two years following the Date of Termination, the Executive shall not personally (and shall not personally cause others to) (a) take any action to solicit or divert any material business or customers away from the LF Group, (b) induce customers, potential customers, suppliers, agents or other persons under contract or otherwise associated or doing business with the LF Group to terminate, reduce or alter any such association or business, or (c) induce any person employed by the LF Group to (i) terminate such employment arrangement,
(ii) accept employment with anyone other than Brunswick or a Subsidiary, or
(iii) interfere with the customers or suppliers or otherwise with the LF Group in any manner.

     6.4 INJUNCTIVE RELIEF. The Executive acknowledges and agrees that: (a) Brunswick will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this
Article VI; (b) Brunswick shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Article VI, and to specific performance of each of the terms of this Article VI, in addition to any other legal or equitable remedies that Brunswick may have; and (c) the Executive shall not, in any equity proceeding relating to the enforcement of the terms of this Article VI, raise the defense that Brunswick has an adequate remedy at law.

     6.5 SEVERABILITY. The provisions of this Article VI are intended to be separate and divisible and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Article VI shall thereby be affected. The parties to this Agreement intend that the potential restrictions on the Executive's future employment imposed by this Article VI be reasonable in duration and geographic scope and in all other respects. If, for any reason, any court of competent jurisdiction shall find any provision of this Article VI to be unreasonable in duration or geographic scope or otherwise, the Executive and Brunswick agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

                          ARTICLE VII
                         MISCELLANEOUS

     7.1 EFFECT OF AGREEMENT. This Agreement shall not become effective until the Closing on the Closing Date.

     7.2 SUCCESSORS. This Agreement is personal to the Executive and, without the prior written consent of the Board, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits hereunder may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives. This Agreement shall also inure to the benefit of and be binding upon Brunswick and its successors and assigns.

     7.3 INDEMNIFICATION. The Executive shall be entitled to liability and expense indemnification by Brunswick, to the fullest extent allowed under Delaware law, as from time to time amended. The provisions of this Section 7.3 shall survive any termination of this Agreement or the Employment Term.

     7.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflict of laws.

     7.5 AMENDMENT/WAIVER. This Agreement may not be amended, waived or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No waiver by any party of any breach of this Agreement by the other party shall be deemed a waiver of any similar or dissimilar breach at the same time, or at any prior or subsequent time.

     7.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be given to the other party by hand delivery, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive:   Augustine Nieto II
                         Life Fitness
                         10601 West Belmont Avenue
                         Franklin Park, Illinois  60131
                         Phone:  (847) 288-3456
                         Fax:  (847) 288-3458

  With a copy to:        Latham & Watkins
                         5800 Sears Tower
                         Chicago, Illinois  60606
                         Phone:  (312) 876-7652
                         Fax:  (312) 993-9767
                         Attn:  Stephen S. Bowen

  If to Brunswick:       Brunswick Corporation
                         1 N. Field Court
                         Lake Forest, Illinois  60045-4811
                         Phone:  (847) 735-4822
                         Fax:  (847) 735-4425
                         Attn:  Chief Executive Officer

  With a copy to:        Phone:  (847) 735-4305
                         Fax:  (847) 735-4050
                         Attn:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

     7.7 WITHHOLDING. Brunswick may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     7.8 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     7.9 CAPTIONS. The captions used herein are not provisions of this Agreement and shall have no force or effect.

     7.10 ENTIRE AGREEMENT. This Agreement, the Specified Plans, the SOA, the General Application Plans and the Assumed Benefit Plans contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. In the event of any inconsistency or conflict between provision(s) of this Agreement and provision(s) of a Specified Plan or the SOA, the provision(s) of this Agreement shall control.

     7.11 SURVIVAL. The respective rights and obligations of the parties shall survive any termination of this Agreement or the Employment Term to the extent necessary to the intended preservation of such rights and obligations.

     7.12 RELEASE. The Executive hereby releases and waives as to Brunswick all of Executive's rights under all agreements, plans and arrangements with all Predecessor Employers except for rights under the General Application Plans.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                              /S/ Augustine Nieto
                              -----------------------------
                                   Augustine Nieto II


                              BRUNSWICK CORPORATION



                              By: /s/ Mary D. Allen
                                 ---------------------------
                              Its  Vice President and General Counsel

                                                        EXHIBIT A


                   GENERAL APPLICATION PLANS


1.   General American Life Insurance Company Preferred Provider Organization
     (PPO) Medical Plan

2.   General American Life Insurance Company Point-of-Service (POS) Medical
     Plan

3.   General American Life Insurance Company Indemnity Dental Plan

4.   First Commonwealth Managed Care Dental Plan

5.   Vision Service Plan Vision Plan

6.   General American Life Insurance Company Flexible Spending Account (FSA)
     Plan

7. Guarantee Life Insurance Company Basic Life, Accidental Death and Dismemberment and Optional Life Plan

8.   Guarantee Life Long-Term Disability Plan

9.   Guarantee Life Voluntary/Dependent Life Plan

10.  Life Fitness Profit Sharing Retirement Savings Plan

11.  Life Fitness Health and Welfare Benefit Plans

12.  DrugCard Outpatient Prescription Plan

13.  Archeus Employee Assistance Program

14.  Life Fitness Strength Division LifeGuard HMO Plan

15.  Brunswick Employee Stock Ownership Plan

                                                                      EXHIBIT B
                     LIFE FITNESS LONG TERM INCENTIVE PLAN

     1.  PURPOSE.  The purpose of the Life Fitness Long Term Incentive Plan

(the "Plan") of Brunswick Corporation ("Brunswick") is to attract, retain,

reward and provide incentives for a select group of senior executives of

Brunswick's Life Fitness business (the "Business") to achieve specified earnings goals for the Business for the period from July 1, 1997 to December

31, 2002 (the "Performance Period").

     2.  ELIGIBILITY.  Initially only those executives who are participants in the Life Fitness Option Roll-Over Plan will participate in the Plan.  The

President of the Business may designate additional proposed participants based on their potential to contribute significantly to the long term success of the

Business.  These additional participants are subject to the approval of the

Chief Executive of Brunswick.

     3.  POOLS.

       (a)  BASE POOL.  An aggregate $6,000,000 base pool (the "Base Pool") may be earned by the participant group as a whole for the Performance Period.  If actual cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Business for the Performance Period are less than 90% of the cumulative EBITDA target shown on the attached Schedule 1

(I.E., $248.4 million at the end of the Performance Period), none of the Base

Pool will be earned; if 90% of the target is achieved, 50% of the Base Pool will be earned; if 100% of the target is achieved, 100% of the Base Pool will be earned; and if between 90% and 100% of the target is earned, the Base Pool will be prorated.

       (b)  BONUS POOL.  If actual cumulative EBITDA of the Business for the

Performance Period exceed the cumulative EBITDA target shown on Schedule 1 for the Performance Period, there will be an additional bonus pool ("the Bonus

Pool") equal to $6,000,000 multiplied by 2.5 times the percentage by which actual EBITDA of the Business for the Performance

Period exceeded the cumulative EBITDA target (I.E., $248.4 million) for the

Performance Period. For example, if actual EBITDA exceeded the EBITDA target by

10%, there would be a Bonus Pool of $1,500,000 ($6,000,000 x 25%).

     4.  PARTICIPATION.  (a)  Prior to each period or year set forth on

Schedule 1, each participant will be assigned a goal amount, expressed in dollars, as his or her share of the Base Pool for each such period and year (a

"Goal Amount").  The Base Pool for each period or year and the corresponding aggregate Goal Amounts assigned to all participants for each period or year will be $1,000,000.  The Goal Amount for each participant will be proposed by the President of the Business and approved by the Chief Executive Officer of

Brunswick.

       (b)     Schedule 2 establishes a service period requirement for each participant with respect to his or her Goal Amounts for each year.  Any participant whose employment by the Business or Brunswick (or any entity that is an affiliate of Brunswick either (a) by being so designated by Brunswick or

(b) by reason of Brunswick's direct or indirect ownership of at least a 51%

equity interest) terminates during a service period shall forfeit that portion

(indicated on Schedule 2) of his or her assigned Goal Amounts for the year of termination and any subsequent years.  For example, a participant who receives a $50,000 Goal Amount for 1998 and whose employment terminates on September 15,

1999 would retain a $25,000 Goal Amount (based on his employment during all of

1998) and would forfeit the remaining $25,000 Goal Amount (because he failed to serve during all of 1999).  Exceptions from the foregoing service requirement may be made in the sole discretion of the Chief Executive Officer of Brunswick and shall be made for a participant to the extent expressly provided in his or her employment agreement with the Business or Brunswick.  Forfeited Goal

Amounts for a Base Pool year shall
be reallocated to those other participants having Goal Amounts in such year who satisfy (or who are deemed, pursuant to an employment agreement with the

Business or Brunswick, to have satisfied) 100% of the applicable service period requirements for such year in proportion to their respective Goal

Amounts for such year.

     5.  DISTRIBUTIONS.  A participant's distribution under the Plan will equal:

       (a) the product of (i) all of his or her Goal Amounts (including any

Goal Amounts reallocated pursuant to the last sentence of Section 4(b)),

multiplied by (ii) a fraction, the numerator of which is the Base Pool earned by all participants in accordance with Section 3(a) and the denominator of which is $6,000,000, plus

       (b) the product of (i) the Bonus Pool earned multiplied by (ii) a fraction, the numerator of which is the participant's Goal Amounts earned (as determined pursuant to Section 5(a)) and the denominator of which is the aggregate of all Goal Amounts earned by all participants.

     All distributions under the Plan will be made in a lump sum and shall be paid not more than thirty (30) days after the EBITDA for the year ended

December 31, 2002 have been determined.  Notwithstanding anything to the contrary in this Section 5, no participant shall receive (i) any distribution under the Plan if such participant shall have disqualified himself or herself under the Plan in the manner contemplated by Section 11, or (ii) any distribution from the Bonus Pool if such participant shall not have satisfied his or her service period requirements pursuant to Section 4(b) for the shorter of: (x) twelve full calendar quarters after his or her first Goal Amount award

(treating, for this purpose, all Goal Amounts awarded in the first forty-five

(45) days after the adoption of the Plan as having been awarded before the calendar quarter beginning July 1, 1997), (y) the period from the date of his or her first Goal Amount award to the date of his or her retirement from employment with Brunswick on or after his or her 65th birthday, or (z) the period from the date of his or her first Goal Amount award to the date of the termination of the Plan.  Any amounts not received by any participant as a result of the preceding sentence shall be reallocated among other participants in the discretion of the President of the Business, subject to the approval of the Chief Executive Officer of Brunswick.

     6.  TAXES.  All payments under the Plan will be subject to, and net of,

all required withholding taxes.

     7.  NO EMPLOYMENT RIGHTS.  Nothing in the Plan shall interfere or limit in any way the right of Brunswick to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of

Brunswick for any period of time or to continue his or her present or any other rate of compensation.

     8.  ADMINISTRATION.  The Plan shall be administered by the Chief Executive

Officer of Brunswick or his designee.  All EBITDA calculations shall be confirmed by Brunswick's independent auditors.

     9.  AMENDMENT OF PLAN.  The Board of Directors of Brunswick may amend the

Plan at any time, but no such amendment shall impair the rights of any participant affected thereby, it being agreed that no agreed-upon adjustment contemplated by footnote 2 of Schedule 1 shall be deemed to be an amendment of the Plan.

     10.  TERMINATION OF PLAN UPON A CHANGE IN CONTROL.  If an event (an

"Event") shall occur with respect to either Brunswick or the Business such that the "Change in Control" provisions in Brunswick's 1991 Stock Plan are applicable (or would be applicable if such provisions applied to the acquisition of the Business), a lump sum cash payment shall be made to the participants immediately prior to such Event (or as soon as practicable after all necessary EBITDA calculations have been determined), and the Plan shall terminate upon such payment.  Such
payment shall be determined and made in  accordance with the provisions of

Sections 3, 4 and 5 above, except that:

          (i) the Base Pool shall be the sum of (x) the product of (A) $1,000,000 multiplied by (B) the number of full calendar years of service (treating the period of July 9, 1997 through December 31, 1997 as a full calendar year) that had been completed on or before the date of such Event and (y) the product of (A) $250,000 multiplied by (B) the number of full calendar quarters of service that had been completed on or before the date of such Event during the calendar year of the Event;

          (ii) the cumulative EBITDA target shall be reduced from $248.4 million to the sum of (x) the aggregate of the EBITDA targets shown on Schedule 1 for such elapsed full calendar years and (y) a prorated portion of the EBITDA target for the calendar year of the Event based on the number of full calendar quarters of service that had been completed on or before the date of such Event;

          (iii) the Bonus Pool shall be calculated in accordance with
     Section 3(b), except that the amount determined under clause (i) above shall be substituted for the $6,000,000 amount, and the amount calculated under clause (ii) shall be substituted for the $248.4 million amount, set forth in Section 3(b);

          (iv) for purposes of satisfying a participant's service period requirements for prior calendar years, such participant's service from the beginning of the calendar year to the date of the Event shall be considered to be service for the full calendar year of the Event;

          (v) the Base Pool for each year or quarter shall be allocated among the participants in accordance with Section 4 (treating a participant's service from the beginning of the calendar year of the Event through the date of the Event as service for a full calendar year for purposes of the participant's service requirements for the year of the Event); and

          (vi) any Bonus Pool (as calculated under clause (iii) above) shall be allocated among the participants based on their respective Goal Amounts earned in accordance with Section 5 above and this
     Section 10.


For example, if such an Event were to occur on September 15, 1999, the Base

Pool would be $2,500,000; the Bonus Pool would be determined by reference to the actual cumulative EBITDA of the Business as of June 30, 1999; participants employed through the date of the Event will be deemed to have satisfied their

1999 service period requirements for their Goal Amounts for 1997, 1998 and

1999; the Base Pool for each of 1997, 1998 and 1999 would be allocated among the
participants in accordance with Section 4 above; and the Bonus Pool would be allocated in accordance with Section 5 above.

     11.  DISQUALIFICATION BY A PARTICIPANT.  Notwithstanding anything to the contrary in the Plan or in any employment or other agreement between a participant and Brunswick, the following actions or activities undertaken by a participant, after such participant's termination of employment with Brunswick,

without the prior written consent of Brunswick, shall disqualify such participant from any and all distributions under the Plan:

        (i) making material, disparaging statements about the Business or the directors, officers or employees of Business to the press or by other means intended or reasonably expected to have wide circulation and distribution to the public or within the industries in which Brunswick does business; provided that this Section 11(a) shall not apply to truthful testimony as a witness, compliance with other legal obligations or truthful assertion of or defense against any claim of breach of the Plan or any agreement between such participant and Brunswick, or to the participant's truthful statements or disclosures to officers or directors of Brunswick, and shall not require the participant to make false statements or disclosures;

          (ii) personally taking (or personally causing others to take) any action to use material confidential information of the Business, or divulge, disclose or make available or accessible any material confidential information of the Business to any person, firm, partnership, corporation, trust or other entity (other than when required to do so by a lawful order of a court of competent jurisdiction);

          (iii) at any time during the three-year period beginning with the date of the participant's termination of employment with Brunswick, being employed by, or otherwise participating or engaging in any capacity in, any business or activity that competes to a material extent with the Business (in the locations where, and in the nature that, the Business was operated on the date of such participant's termination of employment by Brunswick); provided that a participant shall not be deemed to be in violation of this clause merely by reason of being the owner of up to 5% of the outstanding stock (or other form of equity interest) in any corporation or entity, provided the participant does not have the power to control or direct the management or affairs of such corporation or entity; or

          (iv) at any time during the three-year period beginning with the date of the participant's termination of employment with Brunswick, personally taking (or personally causing others to take) any action to (a) solicit or divert any material business or customers away from the Business, (b) induce material customers, potential customers, suppliers, agents or other persons under contract or otherwise associated or doing business with the Business to terminate, reduce or alter any such association or business, or
     (c) induce any key executive of the Business to (x) terminate employment with Brunswick or (y) accept employment with anyone other than Brunswick or a subsidiary or affiliate of Brunswick.


The provisions of this Section 11 are intended to be separate and divisible,

and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Section 11 or the Plan shall thereby be affected.  Brunswick and the participants intend that, if this Section 11 is considered to have created any potential restrictions on the participant's future employment, such restrictions be reasonable in duration and geographic scope and in all other respects.  If, for any reason, any court of competent jurisdiction shall find any provision of this Section 11 to be unreasonable in duration or geographic scope or otherwise, the participant and Brunswick agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.



     If senior management of Brunswick or the Business become aware of any actions or activities by any participant that would form the basis for a disqualification of such participant under this Section 11, Brunswick will provide such participant (a) reasonably prompt notice of such activities and of their effect on such participant's qualification for distributions under the

Plan, (b) a reasonable period to cure such activities or the impact of such activities (if such a cure is possible under the circumstances, such as by the prompt sale of an equity interest in excess of 5%), and (c) reasonably prompt notice of its determination that a disqualification under this Section 11 has occurred.  Any such determination shall be made by the President of the

Business, subject to the approval of the Chief Executive Officer of Brunswick,

and shall be final and binding on the participant and Brunswick.

                                                                      EXHIBIT C

                      LIFE FITNESS MANAGEMENT BONUS PLAN

     1.  PURPOSE.  The purpose of the Life Fitness Management Bonus Plan (the

"Plan") of Brunswick Corporation ("Brunswick") is to motivate and reward senior executives and other management employees of Brunswick's Life Fitness Business

(the "Business") for the achievement of specified annual financial and personal goals.

     2.  ELIGIBILITY.  Initially for the period ending December 31, 1997, all executives who participated under the prior Life Fitness annual bonus plan are eligible to participate in the Plan.  The President of the Business may designate additional participants for full or prorated participation by July 1 of each year subject to the approval of the Chief Executive Officer of

Brunswick.

     3.  PARTICIPATION LEVELS.  Participation levels will be as follows:


                 Total                             Personal Objectives      Financial Objectives
                 -----                             -------------------      --------------------
President        50% of base salary at target      20%                      80%
Exec. V.P.       40% of base salary at target      20%                      80%
V.P.             30-40% of base salary             20%                      80%
Director         20-30% of base salary at target   up to 50%                at least 50%



Base salary is defined as a participant's salary at the beginning of the year of the performance period.

     4.  MEASUREMENT OF TARGETS.  The plan will have two sets of objectives:

financial and personal.

     The Financial Objective will be a specified amount of annual earnings before interest, taxes, depreciation and amortization ("EBITDA") of the

Business as established and approved by the Brunswick Human Resource and

Compensation Committee and as adjusted pursuant to Section 5 below.

     The following relationship applies to the portion of the annual bonus earned for Financial Objective:



                                  Final Payout of the
     Performance Result           Financial Objective
     ------------------           -------------------
          90%                           50%
          95%                           80%
          100% - target                 100%
          105%                          125%
          110%                          150%
          115%                          175%
          120% and above                200%



     The Personal Objective will consist of organizational goals set by and evaluated by the Chief Executive Officer of Brunswick (or his designee).  At least 90% of the financial target must be achieved before any amount can be earned for Personal Objectives.

     For 1997, there shall be no Personal Objectives, so that the entire bonus for the year shall be based solely on Financial Objectives (with increases or decreases from target based on performance against such Financial Objectives calculated as if 80% of such bonus were the entire bonus payable).

     5.  ADJUSTMENTS TO EBITDA.  The following adjustment will be considered in determining the EBITDA performance for purposes of this Plan:

     a.  EBITDA calculations shall exclude purchase accounting for the Life

Fitness acquisition and the cost of the Bonus Pool earned for the Life Fitness

Long Term Incentive Plan.

     b.  Acquisitions, working capital increases, and capital investments in excess of core plan will require agreed-upon adjustments to the EBITDA targets.

     c.  No charge will be made to EBITDA for amounts accrued under the Life

Fitness Option Roll-Over Plan.

     6.  PAYMENT.  All Bonus payments hereunder shall be paid in a lump sum and not more than thirty (30) days after the EBITDA for the relevant year have been determined.  No Bonus payments shall be made to any participant who is not employed by the Business or Brunswick as of December 31st of the year for which the Bonus payment is made; provided, however, that a holder of Rights who (x)

prior to December 31st of any such year, leaves employment by the Business or

Brunswick and promptly thereafter commences employment by any entity that is an affiliate of Brunswick either (A) by being so designated by Brunswick or (B) by reason of Brunswick's direct or indirect ownership of at least a 51% equity interest and (y) remains employed by such entity on December 31st of such year,

shall be paid a prorated Bonus.

     7.  ADMINISTRATION.  The Plan will be administered by the Chief Executive

Officer of Brunswick or his designee. All EBITDA calculations shall be confirmed by Brunswick's independent auditors.

     8.  TAXES.  All payments under the Plan will be subject to, and net of,

all required withholding taxes.

     9.  NO EMPLOYMENT RIGHTS.  Nothing in the Plan shall interfere or limit in any way the right of Brunswick to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of

Brunswick for any period of time or to continue his or her present or any other rate of compensation.

     10.  AMENDMENT OF PLAN.  The Board of Directors of Brunswick may amend the

Plan, but no such amendment shall impair the rights of any participant affected thereby, it being agreed that no agreed-upon adjustment contemplated by Section

5(b) shall be deemed to be an amendment of the Plan.  Nothing in this Section

10 shall prevent the Board of Directors of Brunswick from terminating the Plan for any future year.

                                                                      EXHIBIT D
                      LIFE FITNESS OPTION ROLL-OVER PLAN

     1.  This is the Life Fitness Option Roll-Over Plan (the "Plan") of

Brunswick Corporation ("Brunswick").

     2.  ELIGIBILITY AND RIGHTS.  The participants in the Plan are the employees of Brunswick's Life Fitness Business (the "Business") identified on

Schedule 1 hereto who have agreed, at Brunswick's request, to waive exercise of certain options (the "Waived Options") to purchase partnership interests in The

Life Fitness Companies, L.P., a Delaware limited partnership ("LFC").  In consideration for such waivers, such employees will receive a number of

Brunswick Life Fitness Participation Rights ("Rights") equal to the number of partnership interests purchasable upon exercise of such Waived Options less a number equal to the aggregate exercise price of such Waived Options divided by the Initial Right Value (as hereinafter defined).

     3.  VALUE OF RIGHTS.  (a)  The initial value of each Right ("Initial Right

Value") at any time prior to June 30, 1998 will be (i) the Implicit Purchase

Price determined as provided on Schedule 2 hereto divided by (ii) 11,081,380.

The value of each Right at any time after June 29, 1998 and prior to December

31, 2003 will be the cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA") of Brunswick's Life Fitness business for the four most recently completed calendar quarters then ended, divided by 1,108,138.

       (b)      In addition, after the first calendar year in which EBITDA is at least $31,000,000, the value of each Right will be increased by an amount equal to (a) the Final Adjusted Purchase Price determined as provided on

Schedule 2 hereto reduced by ten times the earnings before interest, taxes,

depreciation, amortization and non-business related expenses listed on Schedule

3 hereto (subject to final verification of such amounts listed on Schedule 3 by

Arthur Andersen

LLP) of Life Fitness, a New York general partnership, for the twelve months ended June 30, 1997, as finally verified by Arthur Andersen LLP, divided by

(b) 11,081,380.

       (c)  Any holder of Rights may irrevocably elect, on or prior to July 1,

2002, to have the value of each of his or her outstanding Rights determined by reference to the aggregate EBITDA of the Business for the fiscal years ended

December 31, 2002 and 2003.  In such case, the value of such rights shall be such aggregate EBITDA for such years divided by 2,216,276.

       (d)      If an event (an "Event") shall occur with respect to the

Business or Brunswick such that the "Change in Control" provisions in

Brunswick's 1991 Stock Plan would be applicable (or would be applicable if such provisions applied to the acquisition of the Business) prior to the termination of the Plan, any holder of Rights may elect to be paid the value of all of his

or her Rights at the time of such Event.   In such case, the value of each such

Right shall be (i) the EBITDA of the Business for the four most recently completed calendar quarters divided by 1,108,138 or (ii) if the Event is with respect to the Business (and not with respect to Brunswick), the aggregate consideration received by Brunswick for the Business divided by 11,081,380;

PROVIDED; HOWEVER, that clause (ii) shall only apply if (x) such calculation produces a higher amount than under clause (i) above and (y) the aggregate consideration received by Brunswick for the Business is greater than

Brunswick's purchase price for the Business.

       (e)      The following parameters shall be followed when computing

EBITDA for any period:

          1. EBITDA calculations shall exclude purchase accounting for the Life Fitness acquisition and the cost of the Bonus Pool earned for the Life Fitness Long Term Incentive Plan.

          2. Acquisitions, working capital increases and capital investments in excess of core plan will require agreed-upon adjustments.


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          3.  No charge will be made to EBITDA for amounts accrued or payable under the Life Fitness Option Roll-Over Plan.

     4.  PAYMENT FOR RIGHTS.  (a)  At any time after July 1, 2000, each holder of Rights may elect to be paid the value of up to 50% of his or her Rights based on EBITDA for the prior four most recently completed calendar quarters.

Upon receipt of such payment, a corresponding portion of such holder's outstanding Rights shall be canceled.

       (b)      Each holder will receive the value of all of his or her

outstanding Rights (i) as contemplated by Section 5 of the Plan in the event of an early termination of employment, (ii) if the holder has not made either of the elections contemplated by Sections 3(c) or (d), after the date on which the EBITDA for the fiscal year ended December 31, 2002 are determined; (iii) if the holder has made the election contemplated by

Section 3(c), after the date on which the EBITDA for the fiscal year ended

December 31, 2003 are determined; or (iv) if the holder has made the election contemplated by Section 3(d), on the date of the Event.

       (c)      All payments hereunder for Rights will be paid in a lump sum no later than the later of (i) thirty (30) days after (x) the date of his or her election under Section 4(a) or (y) the applicable date under Section 4(b), or

(ii) ten (10) days after the applicable EBITDA have been determined.

     5.  DISABILITY, RETIREMENT, DEATH OR TERMINATION.  (a)  A holder of Rights who dies, who retires after attaining age 65, who becomes permanently disabled,

or who has an employment agreement with the Business or Brunswick and terminates employment with the Business or Brunswick for Good Reason (as defined in such employment agreement) or whose employment is terminated by the

Business or Brunswick without cause prior to July 9, 1998 will be paid the full value of his or her Rights determined in accordance with Section 3 at the time of his or her death, retirement, disability, or termination of employment.  A holder of Rights whose employment with


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the Business or Brunswick is terminated for any other reason prior to July 9,

1998 will forfeit all of his or her Rights.  A holder of Rights whose employment with the Business or Brunswick is terminated on or after July 9,

1998 will be paid the full value of his or her Rights determined in accordance with Section 3 at the time of termination.  For purposes of the preceding two sentences, a holder of Rights who (x) prior to July 9, 1998,

leaves employment by the Business or Brunswick and promptly thereafter commences employment by any entity that is an affiliate of Brunswick either

(A) by being so designated by Brunswick or (B) by reason of Brunswick's direct or indirect ownership of at least a 51% equity interest and (y) remains employed by such entity on July 9, 1998, shall be deemed to have terminated employment with the Business or Brunswick on July 10, 1998.

       (b)  Any Rights forfeited by a holder pursuant to the second sentence of

Section 5(a) shall be reallocated among the employees of the Business by the

President of the Business, subject to the approval of the Chief Executive

Officer of Brunswick.

     6.  NON-TRANSFERABILITY OF RIGHTS.  Except with respect to transfers to estates, conservators, guardians, other legal representatives, or except as otherwise consented to by Brunswick, or except as otherwise provided herein,

the Rights and rights to payment therefor cannot be transferred, assigned,

pledged or hypothecated in any way whether by operation of law or otherwise.

Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Rights shall be null and void.

     7.  ADMINISTRATION.  The Plan will be administered by the Chief Executive

Officer of Brunswick or his designee.  All EBITDA calculations shall be confirmed by Brunswick's independent auditors.


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     8.  TAXES.  All payments under the Plan will be subject to, and net of,

all required withholding taxes.

     9.  NO EMPLOYMENT RIGHTS.  Nothing in the Plan shall interfere or limit in any way the right of Brunswick to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of

Brunswick for any period of time or to continue his or her present or any other rate of compensation.



     10.  AMENDMENT OF PLAN.  The Board of Directors of Brunswick may amend the

Plan, but no such amendment of the Plan shall impair the rights of any participant affected thereby, it being agreed that no agreed-upon adjustment contemplated by Section 3(e)(2) shall be deemed to be an amendment of the Plan.

Dated as of July 1, 1997